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                                                                    EXHIBIT 15.1

October 28, 2004

The May Department Stores Company
St. Louis, Missouri

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The May Department Stores Company and subsidiaries for the thirteen week periods ended May 1, 2004 and May 3, 2003 and the twenty-six week periods ended July 31, 2004 and August 2, 2003, and have issued our reports dated June 1, 2004 and September 2, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 1, 2004 and July 31, 2004, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

St. Louis, Missouri